EXHIBIT 23

                              Accountants' Consent


The Board of Directors
Washington Trust Bancorp, Inc.:


We consent to  incorporation  by reference in the  Registration  Statement  Nos.
33-23048 and 333-13167 on Form S-8 and in the Registration Statement Nos. 33-28065 and 333-13821 on Form S-3 of Washington Trust Bancorp, Inc. of our report dated January 14, 1997, relating to the consolidated balance sheets of Washington Trust Bancorp, Inc. and subsidiary as of December 31, 1996 and 1995 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three year period ended December 31, 1996, which report has been incorporated by reference in the December 31, 1996 annual report on Form 10-K of Washington Trust Bancorp, Inc.



KPMG Peat Marwick LLP

Providence, Rhode Island
March 24, 1997